[Execution Version]

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

NORTHSTAR HEALTHCARE SUBCO, LLC,

NORTHSTAR HEALTHCARE INC.,

ATHAS HEALTH, LLC,

and

THE INDIVIDUAL SELLERS PARTY HERETO.

dated

November 26, 2014

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 26, 2014, by and among Northstar Healthcare Inc., a British Columbia registered corporation (“NHC”), Northstar Healthcare Subco, LLC, a Delaware limited liability company (“Buyer”), Athas Health, LLC, a Texas limited liability company (“Athas”), and each individual owner of the Athas Membership Interest (as defined below) as listed on the signature page hereto (each a “Seller” and collectively the “Sellers”). Sellers, NHC, Buyer, and Athas are sometimes referred to in this Agreement individually as a “Party” and collectively, the “Parties”.

RECITALS:

A. Sellers own, collectively, all of the issued and outstanding membership interests of Athas (collectively, the “Athas Membership Interest”). Athas and its Subsidiaries (collectively, the “Athas Companies”) are engaged in the business of providing marketing and administrative support services to healthcare facilities and providers in Texas.

B. Buyer is, indirectly, a wholly-owned subsidiary of NHC.

C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Athas Membership Interest, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“AAA” is defined in Section 13.12(b).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

“Allocation” is defined in Section 2.3.

“Athas Companies” is defined in the recitals to this Agreement.

“Athas Companies’ Intellectual Property” means all Intellectual Property that is owned or licensed by the Athas Companies and that is material to the conduct of the Business as conducted on the date hereof.

“Athas Companies Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate with all other changes, effects, events or conditions, has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Athas Companies, taken as a whole; provided, however, that any adverse change, effect, event or condition arising from or related to the following shall not be taken into account in determining whether a Athas Companies Material Adverse Effect has occurred: (i) any changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Athas Companies operate; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in GAAP; (v) any change in any Law, including any changes in Laws affecting the regulation of health care services; (vi) any change that is generally applicable to behavioral health care companies; (vii) to the extent reasonably demonstrable by Sellers, the entry into or announcement of this Agreement, the Contemplated Transactions or the identity of Buyer or its Affiliates; or (viii) compliance with the terms of this Agreement or the taking of any action (or omission of any action) expressly consented to or requested by Buyer; provided that such change, effect, event or condition described in the foregoing clauses (v) or (vi) is not, or would not reasonably be expected to be, disproportionately adverse in any material respect to the financial condition, business or results of operations of the Athas Companies, taken as a whole, as compared to other Persons engaged in the industries and in the lines or types of businesses in which the Athas Companies operate.

“Athas Consideration” is defined in Section 2.3.

“Athas Membership Interest” is defined in the recitals to this Agreement.

“Business” means the operations of the Athas Companies, as currently conducted.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by Law to close.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.

“Buyer Indemnified Party” means Buyer, NHC, their respective Affiliates, and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (as applicable).

“Buyer Parties” means each of Buyer and NHC.

“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and short term investments) of the Athas Companies as of immediately prior to Closing.

“Cash Purchase Price” is defined in Section 2.2(a)(i).

“Cause” (i) with respect to Executive, has the meaning given such term in the Employment Agreement and (ii) with respect to a Named Employee, means any of the following: (A) such Named Employee’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony under the federal, provincial or state laws of Canada or the United States (other than a traffic violation); or (B) conduct by such Named Employee that constitutes fraud or a criminal act with respect to NHC or any of its Subsidiaries.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the total amount of Indebtedness encumbering the Athas Companies as of immediately prior to Closing.

“Closing Shares” is defined in Section 2.2(a)(i).

“COBRA” means Section 4980B of the Code or Title I, Part 6, of ERISA. “Code” means the Internal Revenue Code of 1986, as amended.

"Competing Business" is defined in Section 8.3(b). "Confidential Information" is defined in Section 8.1. "Confidentiality Agreement" is defined in Section 8.1.

“Constituent Documents” means any charter, certificate of incorporation, certificate of formation, certificate of organization, articles of association, bylaws, operating agreements, partnership agreement, trust agreement or similar formation or governing documents and instruments.

“Contaminant” means any contaminant, pollutant, hazardous or toxic substance or waste, petroleum or petroleum derived substance, additive or wastes, infectious medical waste, radioactive materials, or any other compound, element or substance in any form regulated by, or giving rise to liability under, any Environmental Law.

“Contemplated Transactions” means the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Contingent Shares” means, collectively, the First Contingent Shares and the Second Contingent Shares.

"Deductible" is defined in Section 11.1 (b)(ii).

“Elite” means Elite Ambulatory Surgery Centers, LLC, a Texas limited liability company doing business as Elite Surgical Affiliates, and each of its Affiliates.

“Elite Agreements” means each of the agreements set forth on Schedule 1. “Employment Agreement” is defined in Section 3.2(e).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, deed of trust, pledge, easement, option, limitation on use, conditional sale or other title retention agreement, defect in title or other restrictions of a similar nature, in each case other than Permitted Encumbrances.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and or human health, or the use, management, disposal, discharge, release or threatened release of any Contaminant, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permit" is defined in Section 5.19(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary or other entity that would be considered a single employer with Sellers or any Athas Company within the meaning of Section 414 of the Code.

“Estimated Loss Amount” means, with respect to a given Claim Notice, the applicable Buyer Indemnified Parties’ reasonable estimate of potential Losses related to the as yet unresolved claims for indemnity set forth in such Claim Notice.

“Equity Compensation Plans" means the equity compensation plans of NHC approved by NHC's shareholders that are currently in effect consisting of both the Third Amended and Restated Restricted Share Unit Plan of Northstar Healthcare Inc. and the First Amended Northstar Healthcare Inc. Stock Option Plan “Executive” means Christopher H. Lloyd, an individual.

“Facilities” means the Persons in which an Athas Company has an Ownership Interest that are healthcare facilities. Each of such locations set forth on Exhibit A.

"Financial Statements" is defined in Section 5.4.

“First Contingent Payment Date” means the first anniversary of the Closing Date. “First Contingent Shares” is defined in Section 2.4(a).

"Fundamental Reps" is defined in Section 11.1(c).

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the Athas Companies’ past practices.

“Governmental Body” means any federal, state, local or other governmental authority or regulatory body, agency, instrumentality or commission, or court, tribunal or judicial or arbitral body.

“Governmental Order” means any judgment, order, writ, injunction, stipulation, determination, award, ruling or decree entered by or with any Governmental Body.

“Income Tax” means any Tax based on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty or addition thereto, irrespective of whether disputed.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions) arising under, any obligations of any Athas Company consisting of (i) indebtedness for borrowed money (but excluding any intercompany indebtedness among the Athas Companies, trade payables and accrued expenses arising in the ordinary course of business); (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (iii) any letter of credit to the extent drawn for any of the Athas Companies; (iv) capitalized leases; (v) any deferred compensation arrangement, severance plan or arrangement, bonus plan, transaction bonus, change of control bonus or similar arrangement payable as a result of the consummation of the Contemplated Transactions; or (vi) any payment obligation under any interest rate swap agreement payable as a result of the consummation of the Contemplated Transactions.

“Intellectual Property” means all copyrights, trademarks, trade names, service marks, trade dress, domain names, trade secrets, patents, computer programs and other intellectual property and proprietary rights.

“Interim Balance Sheet Date” means September 30, 2014.

“Interim Financial Statements” means the Interim Balance Sheet and the related statements of income and cash flows for the nine (9) months ended on the Interim Balance Sheet Date.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any derivations thereof means, as to a particular matter, the actual knowledge, of Donald Kramer or Harry Fleming.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any derivations thereof means, as to a particular matter, the actual knowledge, of Chris Lloyd, Stephen Ganss, or Brett Lamb.

“Laws” means any federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

"Leased Real Property" is defined in Section 5.12(b) . “Lock-Up Agreement” is defined in Section 3.2(f).

“Loss” or “Losses” means all losses, damages, settlement payments, judgments, fines, penalties, liabilities or other charges (including reasonable attorneys’ fees and expenses); provided, however, that Losses shall not include any punitive, incidental, exemplary, special, indirect, consequential, or opportunity cost damages of any kind or the loss of anticipated or future business or profits, any diminution of value or multiples of earnings damages, or any loss of business reputation or opportunity damages.

“Material Adverse Effect” means (i) with respect to a Party, any event, circumstance or condition materially impairing any Party’s authority, right, or ability to consummate the Contemplated Transactions, (ii) any event, circumstance or condition materially impairing the validity or enforceability of Transaction Documents, (iii) with respect to the Athas Companies, any change in, or effect on, the Athas Companies that, taken as a whole, is materially adverse to the business, financial condition, assets or operations of the Athas Companies, or (iv) with respect to Buyer Parties, any change in, or effect on, the Buyer Parties that, taken as a whole, is materially adverse to the business, financial condition, assets or operations of the Buyer Parties.

"Material Contract" is defined in Section 5.15.

"Material Lease" is defined in Section 5.12(b).

"Named Employee" is defined in Section 8.3(a).

“NHC” is defined in the preamble to this Agreement.

“NHC Common Shares” means registered common shares, having no par value, of NHC.

“NHC Facility” means any location where NHC or any NHC Subsidiary or Affiliate owns, operates, or manages a health care related business.

“NHC Filings” is defined in Section 6.6.

“NHC Note” is defined in Section 2.2(a)(iii).

“NHC Note Amount” is defined in Section 2.2(a)(iii). “NYSE MKT” is defined in Section 8.6.

"Owned Real Property" is defined in Section 5.12(a).

“Ownership Interest” means, with respect to any Person, (i) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (i) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (iii) any right (contingent or otherwise) to acquire any of the foregoing.

“Payable Loss” is defined in Section 11.4.

“Permitted Encumbrances” means (i) mechanic’s, materialman’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith through appropriate proceedings, (ii) liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Athas Companies’ present uses or occupancy of such real property, (iv) any right, interest, Encumbrance or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (v) Encumbrances identified on the Schedules to this Agreement, (vi) with respect to the Athas Membership Interest, (a) Encumbrances set forth in Athas’s Constituent Documents and (b) Encumbrances imposed by federal or state securities laws, and (vi) other Encumbrances or imperfections on or to property which are not material in amount or do not materially detract from the value or title of or materially impair the existing use of the property affected by such Encumbrance or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pre-Closing Tax Period” means any Tax period ending on or before the day immediately prior to the Closing Date.

 Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether civil, criminal or administrative, by or before any Governmental Body.

“Registration Rights Agreement” is defined in Section 3.2(f).

“Related Party” means, as to any Person, (i) each individual who is, or who has at any time since inception been, a director, limited liability company manager, officer, employee or a material equity holder of such Person or any of its Subsidiaries, (ii) each immediately family member of the individuals described in clause (i) above, and (iii) each trust or other Person (other than such Person and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or financial interest.

 “Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment.

"Representative" is defined in Section 8.1. “SEC” is defined in Section 8.6.

“Second Contingent Payment Date” means the second anniversary of the Closing Date. “Second Contingent Shares” is defined in Section 2.4(b).

 “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Sellers or an Affiliate of Sellers under this Agreement or in connection herewith.

“Sellers” is defined in the preamble to this Agreement.

 “Seller Indemnified Party” means each Seller, their respective Affiliates (other than the Athas Companies), and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (as applicable).

“Seller Payment Schedule” means the schedule of payments set forth on Exhibit B. “Seller Representative” is defined in Section 13.15.

“Share Value” means, with respect to each share of NHC Common Shares, as of a given date of determination, the volume weighted average price for the ten (10) days immediately prior to such date for sales of NHC Common Shares on the applicable national securities exchange or national inter-dealer quotation system on which such securities are listed, in any case, as reported in such source as the NHC’s Board of Directors shall select (provided, that if there is no regular public trading market for shares of NHC Common Shares, the fair market value of such NHC Common Shares shall be determined by NHC’s Board of Directors in good faith).

“Straddle Period” means any Taxable Period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation); provided, however, that with respect to Athas, “Subsidiary” shall not include either (a) Ratava, LLC or (b) Elite Orthopedic Spine & Surgery Center LLC.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, units, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” means any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of an Athas Company.

“Tax Return” means any return, report, election, notice, estimate, declaration, request or other statement or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Tax Authority, including any information statement, claim for refund, or declaration of estimated Tax and any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Third Party Claim” is defined in Section 11.5.

“Transaction Documents” is defined in Section 13.15.

“Transfer Taxes” means any real property transfer or gains, real property, excise, sales, use, documentary, transfer, value added, stock transfer, unit transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the either the Contemplated Transactions or any deemed transactions contemplated by, or related to, this Agreement and all transactions involving the ownership, acquisition, or perfection of security interests (for the avoidance of doubt, Transfer Taxes do not include any Taxes imposed, in whole or in part, on the basis of net income by any Tax Authority).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unresolved Claim” is defined in Section 2.4(c). "WARN Act" is defined in Section 5.18.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE

Section 2.1. Purchase and Sale of the Athas Membership Interest. Upon the terms and subject to the conditions of this Agreement, at Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, legal and beneficial ownership of the Athas Membership Interest, free and clear of all Encumbrances.

Section 2.2. Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) to be paid or issued by the Buyer Parties to Sellers for the Athas Membership Interest is as follows:

(i) Three million dollars ($3,000,000.00) (the “Cash Purchase Price”);

(ii) Six million six hundred sixty-six thousand six hundred sixty six (6,666,666) NHC Common Shares (the “Closing Shares”);

 (iii) Promissory note (the “NHC Note”) issued by NHC to Sellers in the aggregate principal amount of twelve million dollars ($12,000,000.00) (the “NHC Notes Amount”); and

(iv) The Contingent Shares (if any).

Section 2.3. Purchase Price Allocation. The Purchase Price together with all other amounts treated as consideration for the sale of the Athas Membership Interest for U.S. federal Income Tax purposes (the “Athas Consideration”), shall be allocated among the assets of the Athas Companies (ignoring the equity that an Athas Company owns in another Athas Company) in a manner consistent with Section 1060 of the Code, based upon the relative fair market values thereof in accordance with the methodology as set forth on Schedule 2.3 (the “Allocation”). The Parties shall update the Allocation to reflect any adjustments to the Purchase Price or reallocation of the Purchase Price among the assets of Athas pursuant to this Agreement. The Parties agree to file all information reports and Tax Returns in a manner consistent with the Allocation, and no Party shall take any position inconsistent with such allocation on any Tax Return. The Buyer Parties, on the one hand, and Sellers, on the other hand, each agree to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

Section 2.4. First Contingent Shares Payment. Subject to Section 2.4(c) and Section 2.6, within five (5) days of the First Contingent Payment Date, NHC shall issue to Sellers, by delivery of individual certificates to each Seller representing such Seller’s pro rata portion determined in accordance with the Seller Payment Schedule, a number of NHC Common Shares (collectively, the “First Contingent Shares”) determined as follows:

(a) If either (i) no Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative prior to the First Contingent Payment Date or (ii) one or more Buyer Indemnified Parties has delivered a Claim Notice to the Seller Representative but prior to the First Contingent Payment Date it is determined pursuant to Section 11.4 that there is no Payable Loss owed by Sellers to such Buyer Indemnified Parties, then the number of First Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333).

(b) If both (i) a Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative prior to the First Contingent Payment Date and (ii) pursuant to Section 11.4 it is determined prior to the First Contingent Date that there is a Payable Loss owed by Sellers to one (1) or more Buyer Indemnified Parties, then the number of First Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333) minus the quotient of (x) the aggregate amount of Payable Losses determined pursuant to Section 11.4 divided by (y) the Share Value as of the date on which each such Payable Loss was determined to be payable.

(c) If (i) a Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative prior to the First Contingent Payment Date but (ii) no determination pursuant to Section 11.4 of whether Sellers owe a Payable Loss to one (1) or more Buyer Indemnified Parties has been made prior to the First Contingent Payment Date (any such claim for indemnity, an “Unresolved Claim”), then the number of First Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333) minus the quotient of (x) sum of (A) the aggregate amount of Payable Losses determined pursuant to Section 11.4 plus (B) the Estimated Loss Amount applicable to the Unresolved Claim, divided by (y) the Share Value as of the date on which such Payable Loss was determined (or with respect to Unresolved Claims, alleged) to be payable. Within five (5) days immediately following final resolution of any such Unresolved Claim, NHC shall issue to Sellers a number of shares of NHC Common Stock having an aggregate Share Value equal to the portion of such Estimated Loss Amount (if any) not used to satisfy such Unresolved Claim.

(d) If, for any reason, NHC fails to issue the First Contingent Shares (if any) in accordance with this Section 2.4, Buyer shall, within fifteen (15) Business Days immediately following the date NHC is required to effect such an issuance pursuant to this Section 2.4, pay to Sellers by wire transfer of immediately available funds an amount equal to the product of (x) the number NHC Common Shares to be issued pursuant to either Section 2.4(a), Section 2.4(b), or Section 2.4(c), as applicable, multiplied by (y) the Share Value as of the First Contingent Payment Date.

Section 2.5. Second Contingent Shares Payment. Subject to Section 2.5(c) and Section 2.6, within five (5) days of the Second Contingent Payment Date, NHC shall issue to Sellers, by delivery of individual certificates to each Seller representing such Seller’s pro rata portion determined in accordance with the Seller Payment Schedule, a number of NHC Common Shares (collectively, the “Second Contingent Shares”) determined as follows:

(a) If either (i) no Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative between the First Contingent Payment Date and the Second Contingent Payment Date or (ii) one or more Buyer Indemnified Parties has delivered a Claim Notice to the Seller Representative between the First Contingent Payment Date and the Second Contingent Payment Date but prior to the Second Contingent Payment Date it is determined pursuant to Section 11.4 that there is no Payable Loss owed by Sellers to such Buyer Indemnified Parties, then the number of Second Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333).

(b) If both (i) a Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative between the First Contingent Payment Date and the Second Contingent Payment Date and (ii) pursuant to Section 11.4, it is determined prior to the Second Contingent Payment Date that Sellers owe a Payable Loss to one (1) or more Buyer Indemnified Parties, then the number of Second Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333) minus the quotient of (x) the aggregate amount of Payable Losses determined pursuant to Section 11.4 divided by (y) the Share Value as of the date on which such Payable Loss was determined to be payable.

(c) If (i) a Buyer Indemnified Party has delivered a Claim Notice to the Seller Representative between the First Contingent Payment Date and the Second Contingent Payment Date but (ii) no determination pursuant to Section 11.4 of whether Sellers owe a Payable Loss to one (1) or more Buyer Indemnified Parties has been made prior to the Second Contingent Payment Date, then the number of Second Contingent Shares shall be two million three hundred and thirty-three thousand three hundred and thirty-three (2,333,333) minus the quotient of (x) sum of (A) the aggregate amount of Payable Losses determined pursuant to Section 11.4 plus (B) the Estimated Loss Amount applicable to the Unresolved Claim, divided by (y) the Share Value as of the date on which such Payable Loss was determined (or with respect to Unresolved Claims, alleged) to be payable. Within five (5) days immediately following final resolution of any such Unresolved Claim, NHC shall issue to Sellers a number of shares of NHC Common Stock having an aggregate Share Value equal to the portion of such Estimated Loss Amount (if any) not used to satisfy such Unresolved Claim.

(d) If, for any reason, NHC fails to issue the Second Contingent Shares (if any) in accordance with this Section 2.5, Buyer shall, within fifteen (15) Business Days immediately following the date NHC is required to effect such an issuance pursuant to this Section 2.5, pay to Sellers by wire transfer of immediately available funds an amount equal to the product of (x) the number NHC Common Shares to be issued pursuant to either Section 2.5(a), Section 2.5(b) or Section 2.5(c), as applicable, multiplied by (y) the Share Value as of the Second Contingent Payment Date.

Section 2.6. Contingent Shares Adjustments; Issuances in Certain Circumstances. The number of NHC Common Shares to be issued as Contingent Shares pursuant to Section 2.4 and Section 2.5 shall be equitably adjusted to reflect any stock dividend, stock split, reverse stock split or like event of NHC that occurs after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, if any Seller is a Tag-Along Seller (as defined in the Side Letter Agreement) and the number of NHC Common Shares that such Tag-Along Seller has the right to sell pursuant to such Side Letter Agreement exceeds the number of NHC Common Shares that such Tag-Along Seller has received pursuant to this Agreement, then immediately prior to the closing of the Tag-along Sale (as defined in the Side Letter Agreement) NHC shall issue to each such Tag-Along Seller such number of Contingent Shares as would allow such Tag-Along Seller to fully participate in such Tag-Along Sale (provided, however, for the avoidance of doubt, (a) in no event will any Seller be issued Contingent Shares in excess of the number of Contingent Shares such Seller would be entitled to under Section 2.4 and Section 2.5 and (b) if not all Sellers are Tag-Along Sellers, the number of NHC Common Shares issued under Section 2.4 and Section 2.5 shall be appropriately adjusted to reflect the prior issuance to the Tag-Along Sellers).

ARTICLE III
CLOSING

Section 3.1. Closing Date. The closing of the Contemplated Transactions (“Closing”) will take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 1301 McKinney Street, Suite 3700 Houston, TX 77010, or at such other place as Buyer and Sellers mutually agree, on the date of this Agreement (the “Closing Date”); provided, however, that, notwithstanding the foregoing, Closing shall be deemed effective as of 12:01:00 A.M. (local time in Houston, Texas) on the Closing Date, and the Parties agree to acknowledge and use such date and time for all purposes, including for accounting and Tax reporting purposes.

Section 3.2. Buyer Parties Closing Deliveries. At Closing, the Buyer Parties (as applicable) shall:

(a) Pay the Cash Purchase Price to Sellers, by wire transfer of immediately available funds to each Seller in the amount of such Seller’s pro rata portion of the Cash Purchase Price determined in accordance with the Seller Payment Schedule;

(b) Issue the Closing Shares to Sellers, by delivery of individual certificates to each Seller representing such Seller’s pro rata portion of the Closing Shares determined in accordance with the Seller Payment Schedule;

(c) Issue the NHC Note to Sellers, by delivery of the NHC Note, duly executed by an authorized signatory of NHC, to the Seller Representative;

(d) Deliver to Sellers a certificate of an officer of each Buyer Party, dated the Closing Date, certifying (i) as to the Constituent Documents of such Buyer Party, (ii) as to resolutions of the board of directors of such Buyer Party authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements, and (iii) the incumbency of any officers or authorized representatives of such Buyer Party executing this Agreement or any of the Buyer Ancillary Agreements;

(e) Deliver to Executive the Employment Agreement, dated as of the Closing Date, by and between Executive and NHC (the “Employment Agreement”), duly executed by NHC;

(f) Deliver to Sellers the Registration Rights Agreement, dated as of the Closing Date, by and among NHC and Sellers (the “Registration Rights Agreement”), duly executed by NHC;

(g) Deliver to Sellers the First Side Letter Agreement, dated as of the Closing Date, by and among Sellers, Donald Kramer and Harry Fleming (the “First Side Letter Agreement”), duly executed by each of Donald Kramer and Harry Fleming;

(h) Deliver to Sellers documentary evidence of the resignations and appointments set forth on Schedule 3.2(h);

(i) Deliver to Sellers the Second Side Letter Agreement, dated as of the Closing Date, by and among NHC, Buyer and Sellers Representative (the “Second Side Letter Agreement”), duly executed by each of NHC, Buyer and Sellers Representative; and

(j) Deliver to Sellers such other documents, instruments and certificates as the Seller Representative or its counsel reasonably deems necessary to consummate the Contemplated Transactions; and Section

3.3. Sellers Closing Deliveries. At Closing, Sellers (as applicable) shall, and shall cause the Athas Companies to deliver to the Buyer Parties:

(a) The Employment Agreement, duly executed by Executive;

(b) The Registration Rights Agreement, duly executed by each Seller;

(c) The Side Letter Agreement, duly executed by each Seller;

(d) A membership assignment for each Seller, dated as of the Closing Date, duly executed such Seller and evidencing such Seller’s transfer to Buyer of such Seller’s portion of the Athas Membership Interest;

(e) A certificate of an officer of Athas, dated the Closing Date, certifying (i) as to the Constituent Documents of Athas, (ii) as to resolutions of the managers of Athas authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, and (iii) the incumbency of any officers or authorized representatives of Athas executing this Agreement or any of the Seller Ancillary Documents;

(f) Certificates of good standing or existence, as applicable, of each Athas Company, issued as of a recent date by an appropriate official of the state of organization of such Athas Company;

(g) Complete minute books for each of the Athas Companies (to the extent they exist);

(h) Copies of all written consents, waivers or approvals obtained by Sellers or the Athas Companies with respect to the consummation of the Contemplated Transactions;

(i) The written resignations of each officer, manager and director of the Athas Companies set forth on Schedule 3.3(i);

(j) A certificate of non-foreign status of each Seller meeting the requirements of Treasury Regulation Section 1.1445 -2(b)(2); and

(k) Such other documents, instruments and certificates as the Buyer Parties or their counsel reasonably deems necessary to consummate the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING SELLERS

Sellers represent and warrant to the Buyer Parties that the statements contained in this Article IV are true and correct as of the Closing Date:

Section 4.1. Authorization, Validity and Effect of Agreement. Each Seller is a natural person and has all necessary power, capacity and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by each Seller and is (assuming the valid authorization, execution and delivery of this Agreement by the Buyer Parties) the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. With respect to each Seller, no other action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement by such Seller, the performance of such Seller’s obligations hereunder or the consummation by such Seller of the Contemplated Transactions.

Section 4.2. Conflicts. Except as set forth on Schedule 4.2, with respect to each Seller, neither the execution and delivery by such Seller of this Agreement or the consummation by such Seller of any of the Contemplated Transactions nor compliance by such Seller with or fulfillment of the terms, conditions and provisions hereof will:

(a) With or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) any material agreement to which such Seller is a party or any of its properties is subject or by which such Seller is bound, (iii) any Governmental Order to which such Seller is a party or by which it is bound, or (iv) any Law or Governmental Permits applicable to such Seller, other than, in the case of clauses (ii), (ii) and (iii) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of such Seller to perform its obligations hereunder or prevent the consummation of any of the Contemplated Transactions; or

(b) Require the approval, consent, authorization or act of, or the making by such Seller of any declaration, filing or registration with, any Person, except for (i) in connection, or in compliance, with the provisions of the HSR Act and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of such Seller to perform its obligations hereunder or prevent the consummation of any of the Contemplated Transactions.

Section 4.3. Title to Athas Membership Interest. Each Seller is the sole record and beneficial owner of the Athas Membership Interest set forth on Schedule 4.3, and except for Encumbrances that will be released at or prior to Closing, each Seller has good and marketable title to such Athas Membership Interest, free and clear of all Encumbrances.

Section 4.4. Legal Proceedings. With respect to each Seller:

(a) There are no Proceedings pending or, to the actual knowledge of such Seller, threatened against such Seller that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Seller to enter into, perform its obligations under and consummate the Contemplated Transactions.

(b) There are no Proceedings pending or, to the actual knowledge of such Seller, threatened against such Seller that question the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection the Contemplated Transactions, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions.

(c) There are no Governmental Orders to which such Seller, or any of such Seller’s assets, properties or businesses is subject or bound, except for any Governmental Orders, which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of such Seller to enter into, perform its obligations under and consummate the Contemplated Transactions.

Section 4.5. Brokers. Neither Sellers nor any Person acting on Sellers’ behalf has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of the Contemplated Transaction.

Section 4.6. Investment. Each Seller (a) understands that the Closing Shares and the Contingent Shares have not been registered under the Securities Act of 1933, or under any applicable state securities law, and are being offer and sold in reliance upon certain exemptions from federal and state securities law, (b) is acquiring the Closing Shares and Contingent Shares for his, her, or its own account for investment purposes and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act of 1933 or any applicable state securities law (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Buyer Parties (e) is able to bear the economic risk and lack of liquidity inherent in holding the Closing Shares and Contingent Shares, and (f) acknowledges that the Closing Shares and Contingent Shares may not be resold in the United States in the absence of registration, or the availability of an exemption from such registration, under the Securities Act of 1933 or any applicable state securities law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
REGARDING THE ATHAS COMPANIES

Sellers represent and warrant to the Buyer Parties that the statements contained in this Article V are true and correct as of the Closing Date:

Section 5.1. Organization. Each of the Athas Companies is duly incorporated or organized and duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Athas Companies is duly licensed or qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not constitute a Material Adverse Effect. Each of the Athas Companies has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner that it is currently conducted. Each of the Athas Companies has made available to Buyer correct and complete copies of its Constituent Documents, together with any amendments thereto.

Section 5.2. Capitalization.

(a) Except as set forth on Schedule 5.2, the Athas Membership Interest is owned, in the aggregate, beneficially and of record, by Sellers, free and clear of all Encumbrances. The Athas Membership Interest has been duly authorized and validly issued and is not subject to, nor issued in violation of, any preemptive rights.

(b) Except for this Agreement or as set forth in Schedule 5.2, there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to acquire any of the Athas Membership Interest or other Ownership Interest of Athas or (ii) which obligate Athas to issue, exchange, transfer or sell an Ownership Interest of Athas.

Section 5.3. Subsidiaries. Set forth on Schedule 5.3 is (a) the name and jurisdiction of organization of each Subsidiary of Athas, (ii) the designation, par value (as applicable) and number of authorized, issued and outstanding shares or other Ownership Interest of each Subsidiary of Athas, and (iii) the record and beneficial owners of such Ownership Interest and the amount and percentage of such Ownership Interest held by each such holder as of the Closing Date. Other than as set forth on Schedule 5.3 and except for the direct or indirect ownership by Athas of the Ownership Interest of its Subsidiaries, neither Athas nor any of its Subsidiaries, directly or indirectly, owns, of record or beneficially, any Ownership Interest of any Person, and neither Athas nor any of its Subsidiaries is obligated to acquire any Ownership Interest of any Person. Except as set forth in Schedule 5.3, there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to acquire any Ownership Interest of any Subsidiary of Athas or (2) which obligate any Subsidiary of Athas to issue, exchange, transfer or sell any of its Ownership Interest. All Ownership Interest of the Subsidiaries of Athas have been duly authorized and validly issued, are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law). Sellers have made available to Buyer correct and complete copies of the Constituent Documents, as amended, of each of the Subsidiaries of Athas, together with any amendments thereto.

Section 5.4. Financial Statements. Sellers have made available to Buyer correct and complete copies of: (a) the audited consolidated balance sheet of the Athas Companies as of each of the years ended December 31, 2012 and December 31, 2013 and the audited consolidated statement of income of the Athas Companies for each year then ended, and (b) the unaudited unconsolidated balance sheets of the Athas Companies as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) and the related unaudited unconsolidated statements of income of the Athas Companies as of the Interim Balance Sheet Date (collectively, the “Financial Statements”). Except as set forth in any notes thereto and except as set forth in Schedule 5.4, the Financial Statements (a) were prepared from the books and records of the Athas Companies, (b) were prepared on the accrual basis of accounting in accordance with GAAP applied on a consistent basis during the periods involved, and (c) present fairly, in all material respects, the financial condition and results of operations of the Athas Companies taken as a whole as of their respective dates and for the respective periods covered thereby, and are, in all material respects, correct and complete, subject to the absence of notes and, in the case of interim financial statements, normal year-end adjustments and the absence of eliminating and consolidating entries required to produce a consolidated financial statement.

Section 5.5. No Undisclosed Liabilities. Except as set forth on Schedule 5.5, as of the Closing Date, the Athas Companies do not have any liabilities or obligations of the type required to be reflected in a balance sheet prepared in accordance with GAAP or described as a contingency in the notes thereto, other than liabilities or obligations (a) reflected in or reserved against in the Financial Statements or (b) incurred in the ordinary course of business since the Interim Balance Sheet Date that, individually or in the aggregate, do not exceed One Hundred Thousand Dollars ($100,000).

Section 5.6. Absence of Certain Recent Changes. Except as set forth on Schedule 5.6, since the Interim Balance Sheet Date there has not occurred any Material Adverse Effect and each Athas Company has conducted its respective business only in the ordinary course of business; and with respect to each Athas Company none of the following is pending or has occurred

(a) amendment of the charter, by-laws or other Constituent Documents;

(b) issuance, sale or other disposition of any of membership interest, partnership interest, capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any ownership interest of any kind;

(c) payment of distributions;

(d) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liability incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(h) any capital investment in, or any loan to, any other Person;

(i) acceleration, termination, material modification to or cancellation of any material contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(j) any material capital expenditures;

(k) imposition of any Encumbrance upon any of the Athas Company's properties, ownership interest or assets, tangible or intangible;

(l) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(m) adoption, modification or termination of any employment, severance, retention or other agreement with any current or former officer or director;

(n) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(o) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of thirty thousand dollars ($30,000.00), individually (in the case of a lease, per annum) or thirty thousand dollars ($30,000.00) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(r) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(s) action by any Athas Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period.

Section 5.7. Taxes. Except as set forth on Schedule 5.7:

(a) All material Tax Returns required to have been filed by or on behalf of each Athas Company and all material Tax Returns for which a Athas Company reasonably may have a Tax liability have been timely filed and there are no current extensions to file any material Tax Return except any extension that may be requested for tax year 2013 or other current period in accordance with past practice. All such Tax Returns are true, correct and complete in all material respects.

(b) Each Athas Company have timely paid all material Taxes whether or not shown on a Tax Return to the extent such failure to pay Taxes could reasonably result in a Tax liability to the Athas Companies. There are no Encumbrances, other than Permitted Encumbrances, with respect to Taxes upon any assets of the Athas Companies.

(c) No audit, suit, proceeding, claim, examination, deficiency or assessment by any Tax Authority is currently being conducted which could reasonably be expected to create a Tax liability for a Athas Company, and no such audit, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Sellers’ Knowledge, threatened. No waivers of statutes of limitation have been given or requested by any Athas Company in connection with any material Tax Return covering any Athas Company or with respect to any material Taxes for which any Athas Company could reasonably be expected to be liable.

(d) Schedule 5.7(d) contains a list of all jurisdictions in which an Athas Company files a return. No claim has ever been made by a Tax Authority in a jurisdiction where any Athas Company does not file Tax Returns that any Athas Company is or may be subject to Tax in that jurisdiction. No Athas Company have and has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(e) For periods beginning January 1, 2012, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of any Athas Company.

(f) No Athas Company has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Income Tax Return or, is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement.

(g) Athas is a domestic limited liability company.

(h) Each Athas Company has been in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other state, local or foreign Tax Laws, and all material Taxes required to have been withheld from employee wages and paid over to the proper Governmental Bodies have, within the time and in the manner prescribed by Tax Law, been withheld by or with respect to the Athas Companies.

(i) None of the Athas Companies that is a limited liability company has ever elected to be treated as an association taxable as a corporation or filed a corporate tax return.

(j) None of the Athas Companies nor any consolidated, combined or unitary group of which it is a member has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(k) None of the Athas Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(l) None of the Athas Companies is a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code). None of the Athas Companies is organized under state law as a corporation. Each Athas Company that is organized under state law as a limited liability company is treated as a disregarded entity for federal Income Tax purposes, except for Athas.

(m) But for liabilities that an Athas Company may have as the member of the same group of which another Athas Company is a member, none of the Athas Companies has any liability for Taxes of any Person, except for itself, under Section 1.1502 -6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a member of any affiliated group, transferee or successor, by law or contract or otherwise.

(n) Sellers have delivered or made available to Buyer true and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Athas Company since January 1, 2011, and Schedule 5.7(n) contains a list of Tax Returns for which the applicable statute of limitations has not run.

(o) Each of the Athas Companies is, and at all times from the beginning of its existence has been, treated as partnership or a disregarded entity for federal Income Tax purposes.

Section 5.8. Governmental Permits.

(a) Except as set forth on Schedule 5.8, the Athas Companies own, hold or possess all licenses, permits, approvals, variances, exemptions and other authorizations of or from all Governmental Bodies that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business under and pursuant to all applicable Laws, except for such Governmental Permits as to which the failure to so own, hold or possess, individually or in the aggregate, would not constitute a Material Adverse Effect (collectively, the “Governmental Permits”). The Athas Companies have complied, and are in compliance, with all terms and conditions of the Governmental Permits, except for such non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. No Proceeding is pending nor, to the Knowledge of Sellers, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Governmental Permit. Each of the Facilities that has historically received reimbursement from the Governmental Programs is eligible to receive payment without restriction under such Governmental Programs consistent with its past practices and is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare program and any state Medicaid programs in which any individual Facility may participate. Each of the Facilities is in compliance with the conditions of participation for the Governmental Programs in all material respects.

(b) There is no pending or, to Sellers’ Knowledge, threatened any proceeding or investigation under the Governmental Programs involving any of the Facilities.

Sellers have made available to Buyer true, correct and complete copies of the Facilities’ most recent Medicare and Medicaid certification survey reports (as applicable), including any statements of deficiencies and plans of correction.

Section 5.9. Compliance with Laws. Except as set forth on Schedule 5.9, the Athas Companies are, in all material respects, in compliance with, and are conducting the Business in accordance with, all applicable Laws and Governmental Orders, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect.

Section 5.10. Health Care Regulatory Matters. Except as set forth on Schedule 5.10:

(a) The Athas Companies are not in violation of any health care Laws to which they are subject, including those relating to Medicare, Medicaid, TRICARE and other federal health care programs (collectively “Governmental Programs”), the federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b, Texas Occupations Code Ch. 102, the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. §§ 3729 et seq., the Health Insurance Portability and Accountability Act of 1996 and applicable sections of the Social Security Act, each as amended, and rules and regulations promulgated under the foregoing, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect.

(b) None of the Athas Companies is a party to a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body.

(c) None of the Athas Companies has been excluded from participating in any Governmental Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, and, to Sellers’ Knowledge, no such exclusion or sanction is threatened or pending.

(d) [Reserved].

(e) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Athas Companies, nor any of their respective officers, directors, stockholders or to Sellers’ Knowledge employees or medical staff members: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program; (ii) has been debarred, excluded or suspended from participation in any Governmental Program; (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) is the target of any current investigation relating to any Governmental Program-related offense.

(f) [Reserved].

(g) Sellers or Athas Companies have made available to Buyer, with respect to the Facilities, true and correct copies of, or access to review, the policies and procedures adopted in compliance with the Health Insurance Portability & Accountability Act of 1996 and promulgated regulations thereto (all as amended, “HIPAA”). To the Knowledge of Sellers, each of the Facilities is and, since January 1, 2011, has been, in material compliance with HIPAA, except for any such non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. Neither Sellers nor any of the Athas Companies have received from the U.S. Department of Health & Human Services, Office of Civil Rights, written notice of an investigation of a HIPAA complaint or written notice of a HIPAA audit. Sellers or Athas Companies have made available to Buyer, with respect to the Facilities, true and correct copies of each Facility’s log of Breaches of Unsecured Protected Health Information (as defined by HIPAA) for the years 2012 and 2013 through the date of this Agreement (the “Breach Notification Logs”). Except as set forth in the Breach Notification Logs, to the Knowledge of Sellers and each of the Athas Companies, there has not been any Breach of Unsecured Protected Health Information (as defined by HIPAA) at any of the Facilities which, individually or in the aggregate, constitutes a Material Adverse Effect.

Section 5.11. Legal Proceedings. Except as set forth on Schedule 5.11:

(a) There are no Proceedings pending against any Athas Company or against Sellers involving any Facility or Athas Company that would reasonably be expected to involve amounts in controversy exceeding One Hundred Thousand dollars ($100,000);

(b) There are no Proceedings pending or, to the Knowledge of Sellers, threatened in writing that question the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection herewith or therewith, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions; and

(c) There are no Governmental Orders to which any Athas Company, or any of their respective assets, properties or businesses, is subject or bound.

Section 5.12. Real Property.

(a) Schedule 5.12(a) sets forth all real property owned by each of the Athas Companies (the “Owned Real Property”). Except as set forth on Schedule 5.12(a), (i) each of the Athas Companies has sole and exclusive, good and clear, record and marketable title to its Owned Real Property free and clear of any Encumbrance, (ii) no Athas Company has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first refusal, right of first offer to purchase any Owned Real Property, or any portion thereof or interest therein.

(b) Schedule 5.12(b) sets forth all leases, subleases or other agreements (collectively, the “Material Leases”) under which any Athas Company leases or subleases any real property (the “Leased Real Property”), other than real property with respect to which the annual rental payments do not exceed Seventy Five Thousand Dollars ($75,000.00) . Sellers have made available to Buyer a correct and complete copy of each Material Lease, together with all amendments, modifications, and extensions thereof. Each such Material Lease creates in the applicable Athas Company a valid leasehold estate (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) Except as set forth on Schedule 5.12(c), with respect to the Owned Real Property or Leased Real Property:

(i) Neither Sellers nor any Athas Company has received any written notice of any pending or threatened plans to modify or realign any adjacent street or highway or any eminent domain proceeding that would result in the taking of any portion of any such property or that would adversely affect the current use, enjoyment or value of any such property;

(ii) The buildings and improvements constituting the Facilities on the Real Property are in material compliance with all applicable public health, fire safety or building codes and regulations. Certificates of occupancy and/or use have been duly issued by the Applicable Governmental Authority having jurisdiction over the Facilities; and

(iii) Neither Sellers nor any Athas Company has received any written notice of any pending or threatened public improvements which will result in special assessments or taxes against the Real Property.

Section 5.13. Personal Property. Except as set forth on Schedule 5.13, the Athas Companies have good and valid title to all items of personal property owned by them, and a valid and enforceable leasehold interest in all tangible items of personal property leased by or licensed to them, in each case, free and clear of all Encumbrances. Except as set forth in Schedule 5.13, such equipment and other personal property have been maintained in accordance with good business practices, and are, in the aggregate, in good operating condition and repair (normal wear and tear excepted), in each case, except as would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 5.14. Intellectual Property.

(a) Set forth on Schedule 5.14 is a list of all registered Athas Companies’ Intellectual Property.

(b) Except as set forth on Schedule 5.14, to Sellers’ Knowledge, (i) there are no claims pending against any Athas Company contesting the use or ownership of any Athas Companies’ Intellectual Property, or alleging that any Athas Company is currently infringing the Intellectual Property of any other Person in any material respect, and (ii) there are no claims pending that have been brought by any Athas Company against any Person currently alleging infringement of any Athas Companies’ Intellectual Property.

(c) Except as set forth on Schedule 5.14, to Sellers’ Knowledge, (i) the conduct of the Business as currently conducted does not infringe any Intellectual Property of any Person in any material respect, and (ii) no Person is currently infringing any Athas Companies’ Intellectual Property, except for such matters which, individually or in the aggregate, would not constitute a Material Adverse Effect.

Section 5.15. Material Contracts.

(a) Set forth on Schedule 5.15 is a list of the following contracts or agreements to which any Athas Company is a party or by which any Athas Company is bound (collectively, the “Material Contracts”):

(i) Any contract for the purchase, acquisition, sale or disposition of assets or properties involving future payments to or by any Athas Company of more than Seventy Five Thousand Dollars ($75,000) during any twelve-month period;

(ii) Any Material Leases;

(iii) Any loan agreements, promissory notes, indentures, bonds, security agreements, mortgages, deeds of trust, extensions of credit or other agreements for Indebtedness of any Athas Company in an amount in excess of Fifty Thousand Dollars ($50,000);

(iv) Any joint venture agreements relating to the Athas Companies;

(v) Any employment agreement, severance agreement or other contract for the employment by any Athas Company of any officer, employee or other individual that provides for an annual base salary in excess of One Hundred Thousand Dollars ($100,000);

(vi) Any collective bargaining agreement, labor contract or other written agreement or arrangement between any Athas Company and any labor union or any employee organization;

(vii) Any agreement or contract containing any covenant or provision prohibiting any Athas Company from engaging in any line or type of business, engaging in any line or type of business in any geographical area or competing with any other Person, other than confidentiality and non-solicitation agreements;

(viii) Agreements to which a physician is a party;

(ix) Agreements with health maintenance organizations, preferred provider organizations, school districts, alternative delivery systems or other payors that involved payments to the Athas Companies in excess of One Hundred Twenty Five Thousand Dollars ($125,000.00) during the twelve months ended September 30, 2014;

(x) Corporate integrity agreements, settlement and other agreements with Governmental Authorities;

(xi) Agreements in which any Athas Company manages the operations of any other Person, and any agreement in which any Athas Company has material management services provided to it; and

(xii) Any other contracts or commitments not identified above, whether in the ordinary course of business or not, which (A) involve future payments, performance of services or delivery of goods or materials, to or by any Athas Company in an amount exceeding One Hundred Thousand Dollars ($100,000.00) on an annual basis, and (B) is not terminable by the applicable Athas Company in ninety (90) days or less.

(b) Except as set forth on Schedule 5.15, each of the Material Contracts is (i) valid and binding on the applicable Athas Company party thereto and, to the Knowledge of Sellers, the other party or parties thereto, and is in full force and effect and (ii) enforceable against the applicable Athas Company party thereto and, to the Knowledge of Sellers, the other party or parties thereto, in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. No Athas Company nor, to the Knowledge of Sellers, any other party, is in material violation or breach of or in default under, nor, to the Knowledge of Sellers, does there exist any event, condition or omission that, with or without the giving of notice, lapse of time or both, would result in a violation or breach of, or constitute a default under, or would give rise to any claim for damages or right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrances upon any of the assets or properties of any of the Athas Companies, any Material Contract, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Sellers have made available to Buyer a correct and complete copy of each Material Contract.

Section 5.16. [Reserved].

Section 5.17. Employee Benefits.

(a) Set forth on Schedule 5.17(a) is a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified), including deferred compensation arrangements that are referenced in an employment agreement, and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), (i) which is maintained or contributed to, for or on behalf of the current or former employees of any Athas Company or any other individuals who provide or have provided services to or at any Athas Company; (ii) with respect to which any Athas Company has any expense, liability or obligation to or with respect to any current or former officer, director, employee, service provider or the dependents or beneficiaries thereof, regardless of whether funded; and (iii) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored, maintained or contributed to by, or that benefits, any current or former employee or service provider of Sellers or any Athas Company or to which any of the Athas Companies is a party or has any expense, liability or obligation.

(b) Except as set forth on Schedule 5.17(b), each Benefit Plan has been established and administered in accordance with its terms and is in compliance with all applicable Laws, including ERISA and the Code, except for such matters or non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, each trust established in connection with any Benefit Plan that is intended to be exempt from federal Income Taxation under Section 501(a) of the Code is so exempt. All material contributions to, and material payments from, each Benefit Plan that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

(c) Except as set forth on Schedule 5.17(c), neither Sellers nor any Athas Company has ever maintained, been a participating employer in or contributed to any employee benefit plan and no Benefit Plan is (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Athas Companies nor any ERISA Affiliate thereof has sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(d) No Benefit Plan provides health or other welfare benefits to former employees of any Athas Company other than health continuation coverage pursuant to COBRA.

(e) Sellers have made available to Buyer a correct and complete copy or original of (i) each written Benefit Plan, including all amendments thereto, and all related trust documents; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules with respect to each Benefit Plan, as applicable; and (iii) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each Benefit Plan, as applicable.

(f) With respect to any Benefit Plan, as of the date of this Agreement (i) no actions (other than routine claims for benefits in the ordinary course) are pending, or, to Sellers’ Knowledge, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Body is pending, in progress or, to Sellers’ Knowledge, threatened. Each of the Benefit Plans and Athas Companies have properly classified individuals providing services to any Athas Company as independent contractors or employees, as the case may be.

(g) Except as set forth on Schedule 5.17(g), none of the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder or the consummation of the transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any Acquired Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or (iii) result in any breach or violation of, or default under, or limit any Athas Company’s right to amend, modify or terminate any Benefit Plan.

(h) No amount or other entitlement that could be received as a result of the transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Sellers will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of any Athas Company is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

(i) Sellers and the Athas Companies have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for the Acquired Employees. Schedule 5.17(i) contains a list of all current and former employees performing services for the Athas Companies and their beneficiaries who are eligible for (or have elected continuation coverage under COBRA) and who will be treated as “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B -9.

S.ection 5.18. Labor Matters.

(a) There is no pending or, to the Knowledge of Sellers, threatened, with respect to any employee of any Athas Company, (i) any strike, slowdown, picketing, work stoppage or employee grievance process, (ii) charge, grievance proceeding or other claim against any Athas Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, (iii) union organizational activity or other labor or employment dispute against any Athas Company, or (iv) application for certification of a collective bargaining agent.

(b) No Athas Company is a party to, or bound by, any union contract, collective bargaining agreement or other labor-related agreements or arrangements with any labor union, labor organization or works council. No union or similar organization represents employees of any Athas Company and, to the Knowledge of Sellers, no such organization is attempting to organize such employees.

(c) Except as set forth on Schedule 5.18, the Athas Companies are in compliance with all applicable Laws relating to labor, labor relations or employment, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. No Athas Company has engaged in any location closing or employee layoff activities during the two (2)-year period prior to the Closing Date that would violate or in any way implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, “WARN Act”).

Section 5.19. Environmental Matters. Except as set forth in Schedule 5.19:

(a) (i) the Athas Companies are in compliance with Environmental Laws and hold and are in compliance with all Governmental Permits required pursuant to Environmental Laws, (ii) no Athas Company has assumed, undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws, (iii) no Athas Company has received in the past three (3) years any currently unresolved written notice of any violation of any Environmental Laws, and (iv) no Athas Company has Released any Contaminant at, on, under or from any property owned or leased by any Athas Company in violation of any Environmental Laws, except in each case, as would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) Neither Sellers nor any of the Athas Companies has disposed of or Released any Contaminant on the Owned Real Property or Leased Property so as to give rise to any liabilities or investigatory, corrective or remedial obligations under any Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

(c) Each of the Athas Companies has all licenses, permits, registrations, approvals and authorizations required under applicable Environmental Laws in connection with its operations of the Facilities (“Environmental Permits”), all such Environmental Permits are in full force and effect and all renewal applications due for such Environmental Permits have been timely filed, and each Facility is in compliance with such Environmental Permits, except for any such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(d) To Sellers’ Knowledge, Sellers have furnished to Buyer all written environmental assessments, tests, analyses, reports and audits relating to the Facilities, the Owned Real Property and the Leased Property that are in its possession, including any prior Phase I or Phase II environmental assessments of the Owned Real Property (the “Environmental Reports”).

Section 5.20. Insurance. Set forth on Schedule 5.20 is a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance currently covering the Athas Companies. Such policies are in full force and effect, all premiums due thereon have been paid, and no notice of cancellation or termination has been received by any Athas Company with respect to any such policy. Sellers have made available to Buyer correct and complete copies of all such policies, together with all riders and amendments thereto.

Section 5.21. Related Party Transactions. Other than arrangements between the Athas Companies and Sellers and except as set forth on Schedule 5.21, (a) no Related Party has, and no Related Party has had within the past three (3) years, any interest in any material asset used in or otherwise relating to the Business, (b) no Related Party is or has, within the past three (3) years, been indebted to any of the Athas Companies (other than for ordinary travel advances) and none of the Athas Companies is or has been indebted to any Related Party, and (c) to Sellers’ Knowledge, no Related Party has entered into, or has any financial interest in, any material contract, transaction or business dealing with or involving any Athas Company, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

Section 5.22. Brokers. Neither any of the Athas Companies nor any Person acting on behalf of the Athas Companies has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of the Contemplated Transactions.

Section 5.23. Non-Reliance. Sellers acknowledge that (a) they have had adequate access to the officers, managers, employees, assets, operations, books, records, and files of NHC necessary to evaluate the Contemplated Transaction and their acceptance of NHC Common Shares as partial consideration for the sale of their Athas Membership Interest and (B) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Sellers have relied solely on their independent investigation and upon the express representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, Sellers acknowledge and agree that, except as expressly set forth herein and subject to all the terms and conditions hereof, THE BUYER PARTIES HAVE NOT MADE, AND EACH BUYER PARTY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO NHC OR BUYER (OR THE ASSETS OF EITHER), INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL), EXCEPT FOR THE NHC FILINGS, FURNISHED TO SELLERS BY OR ON BEHALF OF THE BUYER PARTIES, AND THAT ALL INTERPRETATIONS TO THE CONTRARY SHALL HAVE NO FORCE OR EFFECT. UNLESS OTHERWISE EXPRESSLY SET FORTH HEREIN OR CONTAINED IN THE NHC FILINGS, THE BUYER PARTIES FURTHER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ANY FINANCIAL ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY MATERIALS (WHETHER CONVEYED ORALLY OR IN WRITING) THAT HAS BEEN PROVIDED TO SELLERS OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES AND SUCH MATERIALS ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE BUYER PARTIES OR ANY OF THE BUYER PARTIES’ RESPECTIVE AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties represent and warrant to Sellers that the statements contained in this Article VI are true and correct as of the Closing Date:

Section 6.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. NHC is a registered corporation duly incorporated, validly existing and in good standing under the Laws of British Columbia. With respect to each Buyer Party, such Buyer Party is duly licensed or qualified to conduct business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or its operations. With respect to each Buyer Party, such Buyer Party has all necessary corporate or company power (as applicable) and authority to own or lease and operate its assets and to carry on its business in the manner that it has been and is currently conducted. Buyer is, and has been since the date of its formation, (a) wholly-owned by NHC, and (b) an entity disregarded as separate from its owner, for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701 -3.

Section 6.2. Authorization, Validity and Effect of Agreement. With respect to each Buyer Party, (a) such Buyer Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions, (b) this Agreement has been duly authorized by the governing board of such Buyer Party, duly executed and delivered by such Buyer Party, and is (assuming the valid authorization, execution and delivery of this Agreement by Sellers) the legal, valid and binding obligation of such Buyer Party enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by the governing board of such Buyer Party and, upon execution and delivery thereof by such Buyer Party, will be duly executed and delivered by such Buyer Party, and will be (assuming the valid authorization, execution and delivery by each Seller, where such Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of such Buyer Party, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles, and (c) no other action on the part of such Buyer Party, its members, shareholders, managers or directors (each, as applicable) is necessary to authorize the execution and delivery by such Buyer Party of this Agreement and the Buyer Ancillary Agreements to which such Buyer Party is a party, the performance of such Buyer Party’s obligations hereunder or thereunder or the consummation by such Buyer Party of the Contemplated Transactions.

Section 6.3. No Conflicts; Consents and Approvals. With respect to each Buyer Party, the execution and delivery of, and the performance of its obligations under, this Agreement by such Buyer Party do not, and the consummation by such Buyer Party of the Contemplated Transactions or by any of the Buyer Ancillary Agreements will not:

(a) With or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the Constituent Documents of such Buyer Party, (ii) any contract to which such Buyer Party is a party or by which such Buyer Party or any of its assets, properties or businesses may be subject or bound, (iii) any Governmental Order to which such Buyer Party is a party or by which such Buyer Party or any of its assets, properties or businesses may be subject or bound or (iv) any material Laws or Governmental Permits applicable to such Buyer Party or any of its assets, properties or businesses, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of such Buyer Party to enter into, perform its obligations under and consummate the Contemplated Transactions; or

(b) Require the authorization, consent, approval, order, waiver or act of, or the making by Buyer of any declaration, filing or registration with or notice to, any Person, except (i) in connection, or in compliance, with the listed issuer obligations of the Toronto Stock Exchange as set forth in the TSX Company Manual, each of which has been obtained or complied with prior to Closing, and (ii) such authorizations, consents, approvals, orders, waivers, acts of, declarations, filings, registrations or notices the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Buyer Party to enter into, perform its obligations under and consummate the Contemplated Transactions.

Section 6.4. Legal Proceedings. With respect to each Buyer Party:

(a) There are no Proceedings pending or, to Buyer’s Knowledge, threatened against such Buyer Party or its Affiliates, or any of their respective officers, directors, managers employees, consultants or agents (in their capacity as such), in each case, that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Buyer Party to enter into, perform its obligations under and consummate the Contemplated Transactions;

(b) There are no Proceedings pending or, to Buyer’s Knowledge, threatened against such Buyer Party or its Affiliates that questions the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection herewith or therewith, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions; and

(c) There are no Governmental Orders to which such Buyer Party or any of its Affiliates, or any of their respective assets, properties or businesses is subject or bound, except for any Governmental Orders, which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability such Buyer Party Buyer to enter into, perform its obligations under and consummate the Contemplated Transactions and Buyer has no reasonable basis to believe that any Governmental Orders or restrictions are contemplated or that its current assets or activities make any such Governmental Orders or restrictions reasonably likely to result as a result of the execution of this Agreement or otherwise.

Section 6.5. NHC Capitalization. Except as set forth on Schedule 6.5, as otherwise contemplated by this Agreement (including, for the avoidance of doubt, the issuance of the Contingent Shares), or pursuant to Equity Compensation Plans.

(a) The authorized capital stock of NHC consists solely of an unlimited number of shares of NHC Common Stock, of which fifty two million four hundred ten thousand nine hundred seventy (52,410,970) shares are issued and outstanding. All of the issued and outstanding shares of capital stock of NHC are, and upon their issuance in accordance with this Agreement, all of the issued and outstanding shares of NHC Common Stock shall be, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights, and have been offered, sold and issued by NHC in compliance with applicable securities and corporate Laws and NHC’s Constituent Documents and in compliance with any preemptive rights, rights of first refusal or similar right.

(b) There are no contracts or agreements of any character relating to any Buyer Party, to which a Buyer Party is a party or by which a Buyer Party is bound that obligate such Buyer Party to (1) issue, exchange, transfer, sell, repurchase, redeem, or otherwise acquire any Ownership Interests in such Buyer Party or (2) grant, extend or accelerate the vesting of any Ownership Interests in such Buyer Party.

Section 6.6. Compliance with Securities Laws. NHC has filed all reports, schedules, forms, certifications, prospectuses, registration, proxy and other statements required to be filed by it with the Ontario Securities Commission and the British Columbia Securities Commission (collectively, and together with any other reports filed on a voluntary basis, and in each case including all other exhibits and schedules thereto and documents incorporated by reference therein, the “NHC Filings”). The financial statements of NHC included in the NHC Filings were prepared from the books and records of NHC and its Subsidiaries, complied in all material respects with applicable Canadian National Instruments and the rules and regulations of the Toronto Stock Exchange with respect thereto, and fairly present in all material respects the consolidated financial position of NHC and its Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of NHC and its Subsidiaries for the periods presented therein.

Section 6.7. Investment Intent. Buyer is acquiring the Athas Membership Interest for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act of 1933 or any applicable state securities law. Buyer acknowledges that the Athas Membership Interest may not be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act of 1933 or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933 and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Athas Membership Interest.

Section 6.8. No Brokers. Neither Buyer, NHC, nor any Person acting on Buyer or NHC’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Contemplated Transactions.

Section 6.9. Non-Reliance. Each Buyer Party acknowledges that (a) it has had adequate access to the officers, managers, employees, assets, operations, books, records, and files of the Athas Companies necessary to evaluate its investment in the Athas Companies and purchase of the Athas Membership Interest and (B) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, such Buyer Party has relied solely on its independent investigation and upon the express representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, the Buyer Parties acknowledge and agree that, except as expressly set forth herein and subject to all the terms and conditions hereof, SELLERS HAVE NOT MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO THE ATHAS MEMBERSHIP INTEREST, SELLERS, THE ATHAS COMPANIES (OR THE ASSETS OF ANY OF THEM), INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO SUCH BUYER PARTY BY OR ON BEHALF OF SELLERS OR THE ATHAS COMPANIES AND THAT ALL INTERPRETATIONS TO THE CONTRARY SHALL HAVE NO FORCE OR EFFECT. UNLESS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLERS FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING (I) THE ABSENCE OF HAZARDOUS MATERIALS OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAW, AND (II) THE CONDITION, VALUE OR QUALITY OF THE ASSETS HELD BY THE ATHAS COMPANIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SUCH ASSETS. ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY MATERIAL THAT HAS BEEN PROVIDED TO SUCH BUYER PARTY OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES (INCLUDING ANY DUE DILIGENCE PRESENTATIONS OR DOCUMENTS) ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLERS OR ANY OF SELLERS’ RESPECTIVE AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES.

ARTICLE VII
[RESERVED]

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.1. Confidentiality. The Parties acknowledge and agree that all confidential information relating to Sellers, the Athas Companies, the Buyer Parties or their respective Affiliates and businesses, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of contracts, pricing policies, operational and service methods, sales data, marketing plans or strategies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions (collectively, “Confidential Information”) are valuable, special and unique assets of such Person to which the Confidential Information belongs and are, and upon the Closing will be, owned exclusively by such Person. Each Party agrees to, and agrees to use its reasonable best efforts to cause its directors, officers, employees, partners, Affiliates, agents, advisors (including accountants and legal counsel) and other representatives (“Representatives”) to, treat the Confidential Information, together with any other confidential information furnished to Sellers or the Athas Companies or their respective Affiliates by Buyer or its Affiliates, on the one hand, or to Buyer or its Affiliates by Sellers, the Athas Companies or any of their respective Affiliates, on the other hand, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person. To the extent the terms in this Section 8.1 conflict with the terms of the Confidentiality Agreement, dated as of October 28, 2014, between Athas and Buyer or its Affiliate (the “Confidentiality Agreement”), the terms of this Section 8.1 shall supersede the conflicting terms in the Confidentiality Agreement.

Section 8.2. Further Assurances. Each Party will use reasonable best efforts to take all further actions and execute and deliver all further documents that are necessary to carry out the intent and purposes of this Agreement and the Buyer Ancillary Agreements and Seller Ancillary Agreements.

Section 8.3. Continued Employment; Covenant Not to Compete.

(a) With respect to each of the Athas employees set forth on Schedule 8.3(a) (each, a “Named Employee”), from the Closing Date until the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which all amounts owed by NHC under the Note have been paid in full, the Buyer Parties shall not, and shall not permit Athas to, either (A) terminate the employment relationship between Athas and such Named Employee, other than for Cause, or (B) modify, including with respect to titles, compensation or benefits, the employment relationship between Athas and such Named Employee.

(b) The Named Employees hereby covenant and agree with Buyer Parties and their Affiliates that, during the Non-Compete Period (as such term is defined below) and within the Non-Compete Area (as such term is defined below), they shall not directly or indirectly, be employed by, acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over in-patient or out-patient facility or business that engages in direct or indirect to-patient marketing services in any service line that could reasonable be deemed to compete with the Athas Companies (a “Competing Business”). The “Non-Compete Period” shall commence on the Closing Date and shall terminate:

(i) for Executive and each of Steve Ganss, Alex Noffsinger and Vance Wells, on the earlier of:

(A) the second anniversary of the Closing Date;

(B) the date Executive is terminated by Buyer for any reason other than Cause; and

(C) the first anniversary of the Closing Date if the NHC Note is not paid by such date;

(ii) for all other Named Employees, on the earlier of:

(A) the first anniversary of the Closing Date; and

(B) the date Executive is terminated by Buyer for any reason other than Cause;

and, without limitation to the foregoing, with respect to each Named Employee, the Non-Compete Period shall terminate solely with respect to such Named Employee on the date such Named Employee is terminated for any reason other than for Cause. The “Non-Compete Area” shall mean the area within a twenty (20) mile radius of each NHC Facility, including any satellite locations thereof. Ownership of less than three percent (3%) of the stock of a publicly held company shall not be deemed a breach of this covenant. The existing indirect investment by Steven Ganss, Chris Lloyd, Alex Noffsinger and Vance Wells in Forest Park Medical Center, LLC, a Texas limited liability company, shall not be deemed a breach of this covenant.

(c) The Sellers and their Affiliates hereby covenant and agree with Buyer Parties and their Affiliates that during the Non-Compete Period they shall not directly or indirectly (a) employ any person who is employed by the Athas Companies as of the Closing Date or any Acquired Employee, or (b) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the Facilities, on the one hand, and any physician, physician group, or other healthcare provider with whom any Athas Company contracts with in connection with the Facilities or make statements to the same that disparage Buyer Parties and their Affiliates or their respective operations in any way.

(d) Notwithstanding Section 13.12, in the event of a breach of Section 8.3, Buyer Parties and their Affiliates shall be entitled to seek an injunction restraining such breach in a court of competent jurisdiction, with the costs (including attorney’s fees) of obtaining such injunction to be borne by the breaching party. Sellers and their Affiliates recognize that monetary damages shall be inadequate to compensate Buyer Parties and their Affiliates and that Buyer Parties and their Affiliates shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting Buyer Parties and their Affiliates from pursuing any other remedy available for such breach or threatened breach. All Parties hereby acknowledge the necessity of protection against the competition of Sellers and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the Sellers and their Affiliates for agreeing to the restrictions contained in Section 8.3. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

Section 8.4. Books and Records; Access After Closing. Buyer will hold all the books and records of the Athas Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than three (3) years from the Closing Date. After the Closing Date, (a) Buyer will afford Sellers and their respective accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Athas Companies to the extent required in order to prepare Sellers’ Tax Returns and (b) Buyer will make available to Sellers upon written request and at the expense of such Seller, but consistent with the Buyer Parties’ reasonable business requirements, reasonable assistance of any of the Athas Companies’ personnel whose assistance or participation is required by any Seller, in anticipation of, or preparation for, existing or future litigation or other matters in which such Seller is involved related to the Athas Companies.

Section 8.5. Guaranty Arrangements. With respect to all Indebtedness, Material Leases, and any other personal guaranties entered into for the benefit of an Athas Company, the Buyer Parties shall (a) take all commercially reasonable efforts necessary to have Sellers unconditionally released as promptly as practicable from each guaranty and other obligation to ensure the payment by or performance of any Athas Company made or given by Sellers and (b) to the extent the Buyer Parties are unable to obtain such an unconditional release, to indemnify Sellers for any liability as guarantor or obligor (as applicable) under any such guaranty or other such obligation, so that Sellers have no obligation thereunder after the Closing Date.

Section 8.6. NYSE Listing Application. Promptly after the Closing Date, and in any event prior to March 1, 2015, NHC shall (a) have filed with the NYSE MKT stock exchange (the “NYSE MKT”) a listing application and any and all other documents or instruments to effect the listing upon the NYSE MKT of NHC Common Stock, including the Closing Shares, (b) file with the Securities and Exchange Commission of the United States (the “SEC”) all required filings in order to effectuate such listing, and (c) pay all filing, listing and application fees in connection with the foregoing. Promptly after the issuance of any Contingent Shares, and in a manner consistent with the Registration Rights Agreement, NHC shall file a supplemental listing application and any and all other documents or instruments with the NYSE MKT and the SEC reasonably necessary to effectuate the listing upon the NYSE MKT of such Contingent Shares.

Section 8.7. Tax Matters.

(a) The Parties acknowledge that for federal and applicable state and local income Tax purposes (i) based upon the representation of NHC as to the Tax classification of Buyer and all Persons (other than NHC) holding direct or indirect Ownership Interests in Buyer, each of Buyer and all Persons (other than NHC) holding direct or indirect Ownership Interests in Buyer is a disregarded entity pursuant to Treasury Regulation Section 301.7701 -3, and (ii) the purchase and sale of the Athas Membership Interest pursuant to this Agreement shall be treated (A) with respect to Sellers as a sale of their Athas Membership Interests to NHC and (B) with respect to NHC as a purchase of the assets of the Athas, subject to Athas’ liabilities, in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432.

(b) The Seller Representative shall prepare, or cause to be prepared, all Tax Returns of the Athas Companies for all Pre-Closing Tax Periods filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practices of the Athas Companies. Not later than thirty (30) days (or with respect to Tax Returns not relating to Income Taxes, within a reasonable time) prior to the due date for filing any such Tax Return, the Seller Representative shall deliver a copy of such Tax Return to NHC for its review. To the extent applicable, NHC will cause such Tax Returns to be timely filed and will provide a copy to the Seller Representative.

(c) NHC shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Athas Companies for all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practices of the Athas Companies. NHC shall provide the Seller Representative with copies of such Tax Returns at least thirty (30) days (or with respect to Tax Returns not relating to Income Taxes, within a reasonable time) prior to the due date for the filing of such Tax Returns for the Seller Representative's review and approval, which shall not be unreasonably withhold, conditioned or delayed.

(d) If any Tax Authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of an Athas Company for any Pre-Closing Tax Period, NHC shall, promptly upon receipt by NHC or an Athas Company of notice thereof, provide written notice to the Seller Representative thereof. The Seller Representative shall have the right to represent and control the interests of each Athas Company in any such Tax Proceeding and to employ counsel of the Seller Representative’s choice; provided, however, that NHC shall have the right to participate in, and consult with the Seller Representative regarding, any such Tax Proceeding that may affect any Athas Company for any periods ending after the Closing Date at Buyer’s own expense and provided, further, that any settlement or other disposition of any such Tax Proceeding may only be with the written consent of NHC, which consent will not be unreasonably withheld or delayed. Athas and the Seller Representative shall have the joint right to represent and control the interests of the Athas Companies in any Tax Proceeding relating to a Straddle Period of an Athas Company, and to employ counsel of their choice; provided, however, that neither Party may settle or otherwise dispose of any Tax Proceeding except with the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

(e) Without the prior written consent of the Seller Representative, which consent shall not be unreasonably conditioned, withheld, or delayed, with respect to any Pre-Closing Tax Period, the Buyer Parties and their Affiliates (including the Athas Companies) shall not, and shall not permit the Athas Companies, to (i) amend any Tax Return of the Athas Companies; make or change any Tax method on any Tax Return of the Athas Companies; make or amend any claim, disclaimer or election in respect of any Tax of the Athas Companies; consent to any extension or waiver of the limitation period applicable to any Tax of the Athas Companies, or (ii) take or omit to take any action specifically relating to any Pre-Closing Tax Period that would have the effect of increasing the Tax liability for which Sellers are responsible under this Agreement or decreasing any Tax refund to which Sellers are entitled under this Agreement.

(f) The Buyer Parties (and their Affiliates) and the Seller Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of an Athas Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Sellers and NHC shall each be responsible for the payment of fifty-percent (50%) of all Transfer Taxes resulting from the transactions contemplated by this Agreement, if any. NHC and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

(h) The Parties acknowledge and agree to report for federal and applicable state Income Taxes purposes the right to the Contingent Shares and the NHC Notes (exclusive of interest accruing thereon) issued to the Sellers pursuant to this Agreement (x) as deferred Purchase Price issued in exchange for the Athas Membership Interests, and (y) as installment obligations for purposes of Section 453 of the Code. The Parties agree for federal and applicable state Income Tax purposes: that the Contingent Shares shall not be treated as outstanding until and unless they are actually issued by NHC to the Sellers. The Parties agree to report consistently with the foregoing on all applicable Tax Returns.

(i) Any refund of Taxes of any Athas Companies (whether in the form of cash received or a credit or offset against Taxes otherwise payable), including any interest received from a Governmental Authority with respect thereto, that is attributable to any Pre-Closing Tax Period or to the portion of a Straddle Period ending on the Closing Date, shall be the property of the Sellers, except to the extent such refund is reflected as a current asset in the Company’s books and records as of the Closing Date and taken into account in determining Closing Working Capital. If any such refund is received by Buyer or the Company and such refund belongs to the Sellers, Buyer or the Company shall pay over such refund to the Sellers within ten (10) days after receipt thereof from the applicable Governmental Authority (or, if the Tax refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset). Upon request of the Seller Representative, Buyer and the Company shall use its commercially reasonable efforts to claim (and shall cause its affiliates to use all commercially reasonable efforts to claim) any such Tax refunds that belong to the Sellers.

ARTICLE IX
[RESERVED]

ARTICLE X
[RESERVED]

ARTICLE XI
INDEMNIFICATION

Section 11.1. Indemnification by Sellers.

(a) From and after the Closing, subject to the limitations in Section 11.1(b) through Section 11.1(e) and the other provisions in this Article XI, Sellers, jointly and severally, agree to indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all Losses incurred by such Buyer Indemnified Party in connection with or arising from:

(i) Any breach of any warranty or the inaccuracy of any representation of Sellers contained in Article IV or Article V;

(ii) Any breach by Sellers (including, without limitation, Named Employees) of, or failure by Sellers to perform, any of Sellers’ covenants or obligations contained in this Agreement; or

(iii) Any Third Party Claim related to the Elite Agreements that is brought by Elite against any Athas Company or any Seller (an “Elite Claim”).

(b) Notwithstanding anything to the contrary in this Agreement, Sellers shall only be required to indemnify a Buyer Indemnified Party for Losses incurred by such Buyer Indemnified Party to the extent that:

(i) Any particular Loss equals or exceeds Five Thousand Dollars ($5,000); and

(ii) The aggregate amount of Losses exceeds Four Hundred and Fifty Thousand Dollars ($450,000) (the “Deductible”), in which case Sellers will be liable for the aggregate amount of all Losses in excess of the Deductible; provided that the Deductible shall not apply to claims for breaches of Section 4.1 (Authorization, Validity and Effect of Agreement), Section 4.3 (Title to Athas Membership Interest), Section 5.2 (Capitalization), or claims for fraud.

(c) Notwithstanding anything to the contrary in this Agreement, and except for claims for breaches of Section 4.1 (Authorization, Validity and Effect of Agreement), Section 4.3 (Title to Athas Membership Interest), and Section 5.2 (Capitalization) (collectively, “Fundamental Reps”), (i) the Buyer Indemnified Parties’ sole recovery against Sellers for amounts otherwise owed by Sellers pursuant to Article XI shall be in the form of reductions to the number of Contingent Shares issuable to Sellers pursuant to Section 2.4 and Section 2.5 and (ii) with respect to any Elite Claim, Sellers shall have no obligation to indemnify the Buyer Indemnified Parties for any amounts in excess of fifty percent (50%) of the aggregate Losses suffered by the Buyer Indemnified Parties with respect to such Elite Claim.

(d) With respect to claims for breaches of Fundamental Reps, the Buyer Indemnified Parties shall recover Payable Losses resulting from such breaches in the following manner:

(i) If the amount of such Payable Loss is equal to or less than the aggregate Share Value of the Contingent Shares as of the date such Payable Loss is determined, the Buyer Indemnified Parties’ sole recovery against Sellers for such Payable Loss shall be in the form of reductions to the number of Contingent Shares issuable to Sellers pursuant to Section 2.4 and Section 2.5;

(ii) If the amount of such Payable Loss is greater than the aggregate Share Value of the Contingent Shares as of the date such Payable Loss is determined, Sellers shall satisfy such Payable Loss by one or more of the following, the amounts to be satisfied from any of the following and the order and amount of application to be determined in the Seller Representative’s sole and absolute discretion:

(A) By reduction to the number of Contingent Shares issuable to Sellers pursuant to Section 2.4 and Section 2.5;

(B) By reduction of the principal amount owed under the Note (which reduction shall (1) first reduce any accrued but unpaid interest, then the outstanding principal amount, and finally any other amounts owed under the Note and (2) occur automatically without any further action);

(C) By forfeiture to NHC of shares of Closing Shares with an aggregate Share Value equal to such portion of the Payable Loss that the Seller Representative elects to satisfy by such forfeiture; or

(D) By delivery of cash, up to a maximum amount of cash equal to the Cash Purchase Price.

(e) The indemnification provided for in this Section 11.1 shall terminate on the Second Contingent Payment Date and no claims shall be made by any Buyer Indemnified Party under this Section 11.1 or otherwise thereafter; provided, however, that notwithstanding the foregoing, the indemnification by Sellers under this Section 11.1 shall continue as to any Losses for which any Buyer Indemnified Party has validly given a Claim Notice to Sellers in accordance with the requirements of Section 11.3 on or prior to the Second Contingent Payment Date, as to which the obligation of Sellers under this Section 11.1 shall continue solely with respect to the specific matters in such Claim Notice until the liability of the Sellers shall have been determined pursuant to this Article XI and satisfied in accordance with Section 2.4, Section 2.5 or Section 11.1(d), as applicable.

Section 11.2. Indemnification by Buyer.

(a) The Buyer Parties, jointly and severally, agree to indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Losses incurred by such Seller Indemnified Party in connection with or arising from:

(i) Any breach of any warranty or the inaccuracy of any representation of the Buyer Parties contained in Article VI;

(ii) Any breach by the Buyer Parties of, or failure by the Buyer Parties to perform, any of their respective covenants and obligations contained in this Agreement or the Buyer Ancillary Agreements;

(iii) Any Taxes imposed upon or payable by any of the Athas Companies for any Taxable Period (or portion thereof) that began prior to the Closing Date; or

(iv) Any Elite Claim.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Elite Claim, the Buyer Parties shall have no obligation to indemnify the Seller Indemnified Parties for any amounts in excess of fifty percent (50%) of the aggregate Losses suffered by the Seller Indemnified Parties with respect to such Elite Claim.

(c) The indemnification provided for in this Section 11.2 shall terminate thirty (30) days immediately following the Second Contingent Payment Date and no claims shall be made by any Seller Indemnified Party under this Section 11.2 thereafter); provided, however, that notwithstanding the foregoing the indemnification by the Buyer Parties under this this Section 11.2 shall continue as to any Losses of which any Seller Indemnified Party has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to thirty (30) days immediately following the Second Contingent Payment Date, as to which the obligation of the Buyer Parties shall continue solely with respect to the specific matters in such Claim Notice until the liability of the Buyer Parties shall have been determined pursuant to this Article XI and the Buyer Parties shall have reimbursed such Seller Indemnified Parties for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.3. Notice of Claims. Any Person seeking or intending to seek indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party or Parties obligated to provide indemnification to such Indemnified Party (each, the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

Section 11.4. Resolution of Indemnifiable Claims. After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnitor; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. Once a Loss is payable pursuant to this Section 11.4 (a “Payable Loss”): (x) with respect to Losses suffered by a Buyer Indemnified Party, Sellers shall satisfy their obligations in accordance with Section 2.4 and Section 2.5 and (y) with respect to Losses suffered by a Seller Indemnified Party, the Buyer Parties shall satisfy their obligations by wire transfer of immediately available funds to an account designated in writing by the Seller Indemnified Party.

Section 11.5. Third Party Claims.

(a) Any Indemnified Party seeking or intending to seek indemnification under this Agreement in respect of, arising out of or involving any claim, action, demand or Proceeding made by any Person who is not a Party or Affiliate thereof (a “Third Party Claim”) against the Indemnified Party shall promptly give a Claim Notice to the Indemnitor(s) with respect to the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor, after the Indemnified Party’s receipt thereof, copies of all notices, pleadings, demands and documents received by the Indemnified Party or its Affiliates or Representatives relating to the Third Party Claim. The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) In the event of a Third Party Claim, the Indemnitor shall have the sole and absolute right, at its election (within twenty (20) Business Days following its receipt of Claim Notice from the Indemnified Party with respect to such Third Party Claim) and at its expense, to control, defend against, negotiate, settle or otherwise deal with such Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole expense. The Indemnitor shall not settle or otherwise compromise any such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the settlement does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to the Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnitor does not so elect to undertake the defense of such Third Party Claim, the Indemnified Party shall have the right to undertake the defense against the Third Party Claim; provided, however, that the Indemnified Party shall not settle or otherwise compromise any such Third Party Claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

Section 11.6. Determination of Indemnification Amounts.

(a) The liability of a Party with respect to any claim pursuant to this Article XI shall be determined net of (i) any Tax benefit that may be available to the Indemnitee, (ii) any insurance proceeds reasonably available to by the Indemnitee after the Effective Time in respect of the Losses for which such claim is asserted, and (iii) any other recovery reasonably available to the Indemnitee from any third party on account of the Losses for which such claim is asserted. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses and agrees, promptly following such other Party’s request, to file any applicable insurance claims and will take all reasonable necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(b) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the amount of reasonable expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(c) Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses (including using commercially reasonable efforts to recover under applicable insurance policies or other indemnities and incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss) upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(d) No claims by any Buyer Indemnified Party shall be so asserted for any inaccuracy in or breach of a representation or warranty contained in Article IV or Article V if Buyer had actual knowledge of such inaccuracy or breach at or prior to the Closing and no Losses related thereto shall be subject to indemnification by Sellers hereunder.

(e) Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

Section 11.7. Exclusive Remedy. Each of the Buyer Parties acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against Sellers with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Contemplated Transactions shall be pursuant to the indemnification provisions set forth in this Article XI and the corresponding provisions of Section 2.4 and Section 2.5.

ARTICLE XII
[RESERVED]

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1. No Public Announcement. None of Sellers or their respective Affiliates will issue any press release or make any public announcement with respect to the Contemplated Transactions without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Buyer (with respect to disclosures by Sellers). Notwithstanding the foregoing, each Party is permitted to make one or more public announcements if such Party’s legal counsel determines in good faith that such Party is so obligated by applicable Law, in which case such disclosing Party shall give notice to Buyer or Sellers (as applicable) in advance of such Party’s intent to make such disclosure, announcement or issue such press release and the applicable Parties or their Affiliates shall use reasonable efforts to cause a mutually agreeable release or disclosure or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

Section 13.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by reputable overnight courier (costs prepaid), or by U.S. registered or certified mail (return receipt requested and postage prepaid), and shall be deemed given or made when (i) delivered personally, (ii) the Business Day sent (or next Business Day if not sent on a Business Day or not sent during normal business hours of the recipient) if sent by facsimile with receipt confirmation, (iii) one (1) Business Day after delivery to the overnight courier for next Business Day delivery, and (iv) three (3) Business Days after being sent by registered or certified mail, at the following address:

If to Buyer or NHC, to:

Northstar Healthcare Inc.
4120 Southwest Freeway Suite 150
Houston Texas 77047

If to Sellers, to:

c/o Steven Ganss (as the Seller Representative)
[•]
[•]
email: [•]

or to such other address as such Party may indicate by a notice given to the other Parties at least five (5) Business Days in advance in accordance with this Section 13.2.

Section 13.3. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party to this Agreement may assign its rights by operation of law or otherwise or delegate its obligations under this Agreement without the express prior written consent of, in the case of an assignment by a Buyer Party, the Seller Representative, and, in the case of Sellers, Buyer; provided, however, that Buyer shall have the right at any time, without such consent, to assign, in whole or in part, its rights hereunder and under any Buyer Ancillary Agreement to any of its Affiliates and to any lender providing financing to Buyer or any of its Affiliates for collateral security purposes; provided, further, that any such assignment in accordance with this Section 13.3 shall not relieve the assigning Party of any of its obligations hereunder.

Section 13.4. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.5. Entire Agreement. This Agreement, together with the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire agreement of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties. Each Party hereto acknowledges that in entering into and executing this Agreement, such Party relied solely upon the representations, warranties and agreements contained in this Agreement and no others.

Section 13.6. Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Buyer Parties and the Seller Representative.

Section 13.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof; provided that any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by such Party or an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.8. Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any matter, fact or item disclosed in any section or paragraph of the Schedules shall be considered disclosed with respect to such other section or paragraph of the Schedules or this Agreement, as the case may be, if the relevance of such disclosure to such other section or paragraph is reasonably apparent. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section or paragraph of the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, or are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section or paragraph of the Schedules is or is not material for purposes of this Agreement, or is or is not in the ordinary course of business.

Section 13.9. Expenses. Except as expressly set forth herein, whether or not the Closing occurs, each Party will pay all fees and expenses incurred by such Party in connection with the negotiation and preparation of this Agreement and the Contemplated Transactions, including the fees, expenses and disbursements of its counsel, financial advisors and accountants.

Section 13.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.11. Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. A facsimile copy of a signature page shall be deemed to be an original signature page. This Agreement shall become binding when one or more counterparts have been signed by each of the Parties. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or e-mail transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 13.12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) Except for claims for breach of Section 8.3, any unresolved dispute or controversy arising under or relating to this Agreement shall be settled exclusively by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect, as modified by this Section 13.12(b). Such arbitration shall be conducted by a panel of three arbitrators, selected in accordance with AAA rules. The consideration for this Agreement includes the Parties’ mutual agreement to arbitrate as provided herein. This Section 13.12(b) shall be construed and enforced exclusively in accordance with the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. 18. THE PARTIES’ AGREEMENT TO BE BOUND BY THE ARBITRATION PROVISIONS OF THIS AGREEMENT IS A MATERIAL CONDITION OF THIS AGREEMENT. The arbitration shall take place in Houston, Texas. Any Party may initiate arbitration of any dispute under this Agreement by giving notice to the other Parties of the commencement of arbitration proceedings. The arbitrators shall not have the authority to limit the number of depositions. A decision by the arbitrators shall be final and binding, except as provided by applicable Law. Notwithstanding anything to the contrary contained herein, any Party shall have the right to obtain injunctive relief to protect any rights or property of such Party pending selection of the arbitrators or their determination of the merits of the controversy. The arbitrators shall not have the authority to award punitive damages. Judgment may be entered on the arbitrators’ award. The Parties shall direct the arbitrators to issue a reasoned, written award within thirty (30) days after the conclusion of all oral testimony, unless the Parties agree otherwise. The Buyer Parties, on the one hand, and Sellers on the other hand, shall bear equally the fees charged by the AAA and the arbitrators, and each Party shall each bear its own costs, expenses, and attorneys’ fees incurred in arbitration except to the extent such costs are Losses, in which case such Losses shall be subject to the provisions of Section 11.1 or Section 11.2 (as applicable). This arbitration award may be enforced by any court of competent jurisdiction.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 13.13. Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 13.14. Interpretation. For purposes of this Agreement:

(a) The words “include,” “includes” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause, and shall be deemed to be followed by the words “without limitation;”

(b) The word “or” is not exclusive and shall mean “and/or;”

(c) The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) The phrase “ordinary course of business” or phrases of similar import shall be deemed to be followed by the words “consistent with past practice;”

(e) All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require;

(f) References to “$” or “Dollars” shall be to United States dollars;

(g) Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, contract, instrument or other document means such agreement, contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder;

(h) The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(i) Headings of Articles, Sections and subsections herein are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement;

(j) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence; and

(k) Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 13.15. Seller Representative. By the execution and delivery of this Agreement, Sellers each hereby irrevocably constitutes and appoints Steven Ganss (the “Seller Representative”), as the true and lawful agent and attorney-in-fact of Sellers with full power of substitution to act in the name, place and stead of Sellers with respect to the transfer of the Athas Membership Interest owned by Sellers in accordance with the terms and provisions of this Agreement, and to act on behalf of Sellers in any litigation involving this Agreement, the Sellers Ancillary Agreements, the Buyer Ancillary Agreement (collectively, the “Transaction Documents”) and the transactions contemplated hereby and thereby, to take or refrain from taking any action by a Seller under this Agreement following Closing and to do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(a) To act for Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation;

(b) To amend this Agreement or waive any of Sellers’ respective rights hereunder;

(c) To execute and deliver all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Transaction Documents;

(d) To do or refrain from doing any further act or deed on behalf of Sellers that the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of the Transaction Documents as fully and completely as Sellers could do if personally present; and

(e) To receive service of process in connection with any claims under the Transaction Documents.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer Parties after Closing to Sellers shall be made to the Seller Representative for the benefit of Sellers and shall discharge in full all such notice requirements of the Buyer Parties to Sellers with respect thereto. Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of his appointment as the Seller Representative of Sellers. The Seller Representative shall act for Sellers on all of the matters set forth in the Transaction Documents in the manner the Seller Representative believes to be in the best interest of Sellers and consistent with the obligations thereunder, but the Seller Representative shall not be responsible to Sellers for any Losses Sellers may suffer by the performance by the Seller Representative of his duties hereunder, other than Losses arising from willful violation of Law by the Seller Representative or gross negligence in the performance by the Seller Representative of his duties hereunder. In the event that the Seller Representative, or any Subsequent Seller Representative, dies or becomes disabled in a manner that would preclude the Seller Representative from executing the powers of this appointment, then the Seller with the next largest percentage of Ownership Interest as listed on Sellers Payment Schedule shall serve as Seller Representative (a “Subsequent Seller Representative”).

[Remainder of page intentionally left blank. Signature pages follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BUYER:
Vance Wells
Northstar Healthcare Subco, LLC
The Ganss Irrevocable Trust
By:
Harry J. Fleming, President	By:
Name:
NHC:	Title:

Northstar Healthcare Inc.	The Steven Ganss Irrevocable Asset Trust

By:	By:
Donald L. Kramer, CEO	Name:
Title:
ATHAS:
The Amy Ganss Irrevocable Asset Trust
Athas Health, LLC
By:
By:	Name:
Chris H. Lloyd, CEO	Title:

SELLERS:
Steve Ganss

Chris H. Lloyd
Alex Noffsinger
The Wells Children’s Irrevocable Trust

By:	Nick Lloyd
Name:
Title:
Tyler Holland
The Vance Wells Irrevocable Asset Trust

By:	Lewis Lefko
Name:
Title:
Brett Lamb
The Kim Wells Irrevocable Asset Trust

By:	Doug Johnson
Name:
Title:	[Signatures continue on next page]

[Signature Page to Membership Interest Purchase Agreement (Athas)]

Christopher Smith

John Lookabaugh

Jonathan Herland

Greg Campbell

Brad Nelson

Keith Crider

Christopher Quinn

Erin Bouck

Chance McElhaney

Cottonwood Family Trust

By:
Name:
Title:

Melanie Gross

[Signature Page to Membership Interest Purchase Agreement (Athas)]